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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

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CONTACTS:
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James B. Duffy                           Tanya Hilleary/Christine Perez
MemberWorks Incorporated                 Duffey Communications
(203) 324-7635                           (202) 347-5444
jduffy@memberworks.com                   thilleary@duffey.com/cperez@duffey.com
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         MEMBERWORKS ACQUIRES LEADING INTERNET MARKETER CIC INTERACTIVE
      WILL EXTEND COMPANY'S SUCCESSFUL MEMBERSHIP PROGRAMS TO INTERNET AND
                             E-COMMERCE MARKETPLACE

Stamford, CT - July 27, 1999 - MemberWorks Incorporated (NASDAQ:MBRS), a leading provider of innovative membership service programs, today announced the acquisition of CIC Interactive, a leading Internet marketing company and online provider of value-added membership programs. The acquisition combines CIC Interactive's expertise in online marketing and brand building with MemberWorks' industry-leading membership programs. CIC Interactive's online programs will be integrated into MemberWorks' extensive suite of programs and partner services to provide MemberWorks' clients with extended marketing capabilities.

"CIC Interactive provides several key elements MemberWorks seeks in extending our programs online: a proven business model, key strategic partnerships and a solid track record," said Gary Johnson, president and chief executive officer of MemberWorks Inc. "This acquisition further enhances MemberWorks' leading role in providing top companies with the best tools to build customer loyalty, reaching highly targeted audiences both online and off-line."

Key strategic partners for CIC Interactive include Intuit (Quicken Software, Quicken Mortgage and www.quicken.com), MarketWatch.com (www.cbs.marketwatch.com), Infoseek (www.go.com) and NextCard (www.nextcard.com). "Since our inception in 1995, CIC Interactive has seen triple-digit growth year after year," said Ed Ojdana, president and chief executive officer of CIC Interactive. "By joining with MemberWorks, our collective efforts will bring broader services to our existing clients and greater ability for new client relationships."
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MEMBERWORKS ACQUIRES CIC INTERACTIVE (PAGE 2 OF 2)

CIC Interactive will continue to operate in Orange, Calif., where it will serve as a rapid growth center for MemberWorks' expanding Internet business. Marketing, staffing, hosting of all programs, and customer service at the Orange locations will serve as the foundation of MemberWorks' aggressive, long-term plan to reach Internet audiences effectively.

"We've been pleased with CIC Interactive's work," said Bill Bishop, vice president of business development for MarketWatch.com. "The combination of CIC Interactive's online marketing and MemberWorks' membership program expertise will be a great asset to our current outreach campaign."

Headquartered in Stamford, Conn., MemberWorks Incorporated is a leading provider of innovative membership programs. MemberWorks offers its programs to increasingly sophisticated consumers seeking economy, efficiency and convenience in their purchase of products and services. As of March 31, 1999, there were approximately 5 million members enrolled in MemberWorks programs.

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